EXHIBIT 10.2

                           FORWARD PURCHASE AGREEMENT

                             for the acquisition of

                         the Class A Share in Purchaser

                                      dated

                                December 16, 2006

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                                Table of Contents

1.    Certain Defined Terms and Abbreviations...............................   5
2.    Current Status........................................................   6
3.    Sale and Transfer.....................................................   7
4.    Purchase Price........................................................   7
5.    Forward Purchase Closing..............................................   8
6.    Guarantees of Hamburg Trust...........................................   9
7.    Remedies for Breach of Guarantees.....................................  10
8.    Bucyrus' Guarantees...................................................  11
9.    Termination...........................................................  12
10.   Confidentiality and Public Announcements..............................  12
11.   Agents; Notices.......................................................  12
12.   Costs and Expenses....................................................  13
13.   Miscellaneous.........................................................  14

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                    Index of Defined Terms and Abbreviations

Acquisition Financing ......................................................   7
Affiliates .................................................................   5
AktG .......................................................................   5
Articles of Association ....................................................   6
Assignment Condition .......................................................   8
BGB ........................................................................   6
Breach .....................................................................  10
Bucyrus ....................................................................   5
Business Days ..............................................................   6
CET ........................................................................   6
Claim Notice ...............................................................  10
Class A Share ..............................................................   6
Company ....................................................................   6
DBT ........................................................................   6
Forward Purchase ...........................................................   5
Forward Purchase Closing ...................................................   8
Forward Purchase Closing Date ..............................................   8
Forward Purchase Price .....................................................   7
GmbHG ......................................................................   6
Hamburg Trust ..............................................................   5
HGB ........................................................................   6
Legal Entity ...............................................................   6
Legal Terms ................................................................  14
Loss .......................................................................  10
Losses .....................................................................  10
Parties ....................................................................   5
Party ......................................................................   5
RCI ........................................................................   5
Regulations ................................................................  10
Signing Date ...............................................................   6
SPA ........................................................................   9
Termination Event ..........................................................  12
Third Party ................................................................   6

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               List of Annexes, Exhibits and Disclosure Schedules

Exhibit 6.4     Prof. Dr. Schulte's Confirmation ...........................  10

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                           FORWARD PURCHASE AGREEMENT

                                 By and between

1.          HMS Hamburg Trust GmbH (currently  still operating under the name of
            ,,Ad    acta"    676.     Vermogensverwaltungsgesellschaft     mbH),
            Lornsenstra(beta)e 6, 22767 Hamburg;

                                                             - "Hamburg Trust" -

                                       and

2. Bucyrus Holdings GmbH, c/o Rechtsanwalte Freshfields Bruckhaus Deringer, Feldmuhleplatz 1, 40545 Dusseldorf;

                                                                   - "Bucyrus" -

2. RAG Coal International Aktiengesellschaft, Rellinghauser Stra(beta)e 1 - 11, 45128 Essen;

                                                                       - "RCI" -

                             - Hamburg Trust, Bucyrus and RCI each a "Party" and
                                                    collectively the "Parties" -

Preamble

A. Hamburg Trust holds the Class A Share (as defined below) representing 50.1% of the entire share capital in the Company (as defined below) the sole business purpose of which is to hold all shares in DBT GmbH, Lunen, Germany.

B. Hamburg Trust intends to sell and transfer the Class A Share to Bucyrus, and Bucyrus wishes to acquire the Class A Share (the "Forward Purchase") upon the occurrence of certain events.

Now, therefore, the Parties agree as follows:

1.          Certain Defined Terms and Abbreviations

            In this Agreement, except where set forth otherwise, the following terms and abbreviations shall have the following meaning:

            "Affiliates": any individual persons or Legal Entities who or which are affiliated undertakings (verbundene Unternehmen) within the meaning of Section 15 AktG.

            "AktG": the German Stock Corporation Act (Aktiengesetz).

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            "Articles  of  Association":  the  articles  of  association  of the
            Company as amended from time to time.

            "BGB": the German Civil Code (Burgerliches Gesetzbuch).

            "Business Days": any days other than Saturdays, Sundays and public holidays, in each case in Essen/Germany, Frankfurt am Main/Germany, London/UK, the United States of America and the State of Wisconsin.

            "CET": Central European Time.

            "GmbHG": the German Act on Limited Liability Companies (Gesetz betreffend Gesellschaften mit beschrankter Haftung).

            "HGB": the German Commercial Code (Handelsgesetzbuch).

            "Legal Entity": any corporation, company, partnership, association or other legal entity or undertaking established pursuant to the laws of any jurisdiction.

            "Signing Date": the day on which this Agreement is notarized by the Parties.

            "Third Party": any person or Legal Entity other than a Party or an Affiliate of a Party, including public governmental authorities.

2.          Current Status

2.1 The Company. Hamburg Trust and Bucyrus established a limited liability company (Gesellschaft mit beschrankter Haftung) pursuant to German law, registered with the commercial register (Handelsregister) maintained at the local court (Amtsgericht) of Dusseldorf, Germany, under the name DBT Holdings GmbH (the "Company") and registration number HRB 55323. The registered capital (Stammkapital) of the Company amounts to EUR 50,000 (in words: Euro fifty thousand). Its sole purpose is to hold all shares in DBT GmbH, a German limited liability company with its registered seat (Sitz) at Lunen and which is registered with the commercial register at the municipal court (Amtsgericht) Dortmund under HRB 17120 ("DBT").

2.2 The Class A Share. As of the Signing Date, Hamburg Trust holds one share of the registered capital of the Company with a nominal value of EUR [25,050] which represents 50.1 % of the registered share capital of the Company. Such share shall be referred to as the "Class A Share". According to the Articles of Association and a certain shareholders' agreement between Hamburg Trust and Bucyrus the Class A Share confers upon its holder certain consent rights but no voting rights, no dividend rights, and rights to liquidation proceeds only up to a maximum amount of EUR 8,000,000. The remaining share capital of the Company is held by Bucyrus.

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3.          Sale and Transfer; Pledge

3.1 Sale and Transfer of the Class A Share. As of the Signing Date, Hamburg Trust hereby sells (verkauft) the Class A Share to Bucyrus which accepts such sale. Hamburg Trust hereby assigns (abtreten) the Class A Share to Bucyrus subject (aufschiebend bedingt) only to the fulfillment of all of the conditions set out in Section 5.1; Bucyrus hereby accepts such assignment.

3.2 Effective Date of Sale. Beneficial title to the Class A Share shall pass (wirtschaftlicher Ubergang) to Bucyrus as of the Forward Purchase Closing (as defined below).

3.3         Condition  subsequent.  The  sale  and  transfer  according  to this
            Section 3 and the obligation to pay the Forward Purchase Price (as defined below) according to Section 4 below shall no longer exist if and to the extent the Class A Share has been effectively redeemed by the Company or the pledges referenced in Section 3.4 have been enforced.

3.4 Subordination of Pledge. Upon request by a relevant creditor, the pledge granted by Hamburg Trust to Bucyrus under the Pledge Agreement entered into on the date hereof shall be subordinated to any security interest created under the financing agreements relating to the acquisition of all shares in DBT by the Company and any refinancing agreements relating thereto (the "Acquisition Financing").

4.          Purchase Price

4.1 Forward Purchase Price. The purchase price for the Class A Share amounts to EUR 8,000,000 (in words: Euro eight million) (the "Forward Purchase Price").

4.2         Payments.

4.2.1 Payment by Bucyrus. Within five Business Days after the occurrence of the Assignment Condition Bucyrus shall pay the Forward Purchase Price to Hamburg Trust.

4.2.2 Rules of Payment; Bank Accounts. Any payments under this Agreement shall be made by wire transfer in immediately available funds, value as of the relevant due date set out in this Agreement prior to 11.00 a.m. CET or otherwise provided by law, free of bank and / or any other charges. Any payments under this Agreement shall be made to the bank accounts of Hamburg Trust and / or Bucyrus as notified by Hamburg Trust and / or Bucyrus before payment.

4.2.3 Interest. Except as expressly otherwise provided herein, any payments due under this Agreement shall bear interest from and including the respective due date to, but not including, the date of actual payment at 5 % per year based on 360 days.

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5.          Forward Purchase Closing

5.1 Forward Purchase Closing. The transfer of the Class A Share (the "Forward Purchase Closing") shall become effective upon the fulfillment of all of the following conditions (aufschiebende Bedingungen):

            (i)   Fulfillment of the Assignment  Condition as defined in Section
                  5.2 below;

            (ii)  payment  of the  Forward  Purchase  Price in  accordance  with
                  Section 4.2.1; and

            (iii) the Company  has not  effectively  redeemed  the Class A Share prior to the fulfillment of no. (i) and (ii) above.

            The date on which the Forward Purchase Closing occurs is hereinafter referred to as the "Forward Purchase Closing Date".

5.2 Assignment Condition. The Assignment Condition is fulfilled upon occurrence of the earlier of

            (i) delivery to Hamburg Trust of a written statement issued by an investment bank of international standing stating that Bucyrus is advised by such investment bank that a sale of less than 50 % of all shares in DBT in the course of a public offering has occurred or will occur within no more than ten Business Days from the date of such statement, but in no event prior to January 1, 2008. If the public offering will not occur for any reason after the statement has been delivered the Assignment Condition under this (i) shall be deemed to have not been satisfied and the assignment, to the extent it has already become effective, shall be reversed; or

            (ii) thirty (30) days following the delivery of a written notice from Hamburg Trust to Bucyrus according to which Hamburg Trust elects to complete the transfer of the Class A Share, provided that any such notice shall be null and void if delivered prior to October 1, 2009; or

            (iii) any of the  statements  in Section 6.1 through 6.3 turning out to be incorrect before, on or after the Signing Date; or

            (iv) any of the statements in Section 6.4 turning out to be incorrect before, on or after the Signing Date; or

            (v) the initiation of any legal proceedings or other enforcement measures (Zwangsvollstreckungsma(beta)nahmen) over the assets of Hamburg Trust or the winding-up (Liquidation) of Hamburg Trust; or

            (vi)  December 28, 2009.

            (each of the events set forth in (i) through (vi) above first occurring herein referred to as the "Assignment Condition").


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            If any of the Assignment  Conditions set forth in (iii) to (v) above turns out to be incorrect before the Closing set forth in the share purchase agreement as of the date hereof between, inter alia, the Company and RCI (the "SPA") has been completed, such event shall only constitute an Assignment Condition if and when RCI has not exercised its rights to request a transfer of the Class A Share according to Section 7.1.7 of the SPA up to the completion of such Closing.

5.3 Forward Purchase Closing Information. The Parties shall immediately (unverzuglich) inform each other with a copy to RCI of the occurrence of the Assignment Condition and shall specify in writing the date on which the Assignment Condition has occurred. In case of
            Section 5.2 (ii) above, Hamburg Trust shall deliver a copy of the relevant notice to RCI simultaneously with the delivery to Bucyrus.

6.          Guarantees of Hamburg Trust

            Hamburg Trust hereby guarantees (garantiert) to Bucyrus by way of an independent guarantee within the meaning of Section 311 BGB that the following statements are complete and correct as of the Signing Date and as of the Closing Date according to the SPA, whereby it is understood by the Parties that Hamburg Trust shall be liable for any breaches of the representation in this Section 6 irrespective of any fault of Hamburg Trust (verschuldensunabhangig), Hamburg Trust's liability shall be subject to the modalities set forth in Section 7, and in view of these modalities the guarantee in this Section 6 shall not constitute a warranty of the condition (Beschaffenheitsgarantie) within the meaning of Section 444 BGB.

6.1 Status of Hamburg Trust. Hamburg Trust is a duly incorporated and validly existing limited liability Company (GmbH) under the laws of Germany and registered with the Commercial register at the municipal court (Amtsgericht) Hamburg under HRB 99129. Hamburg Trust has the power to own its respective assets and to carry on its respective business. No insolvency or similar proceedings have been, or to Hamburg Trust's best knowledge been threatened to be, applied for or opened over the assets of Hamburg Trust or denied due to lack of sufficient assets. Hamburg Trust is neither illiquid (zahlungsunfahig) nor over-indebted (uberschuldet). This Agreement constitutes legal, valid and binding obligations of Hamburg Trust enforceable in accordance with its terms.

6.2 Class A Share. Hamburg Trust has free and clear title to the Class A Share. The Class A Share is validly issued, fully paid, not repaid and non-assessable. The Class A Share is free and clear of any security interests, liens, pledges, or other encumbrances or rights of Third Parties, Affiliates of Hamburg Trust or Affiliates of RCI except as (i) for any pledge granted to Bucyrus, (ii) for any pledge or other security interests granted in relation to the Acquisition Financing or, (iii) explicitly provided for in this Agreement and is not subject to any transfer restrictions or pre-emption or similar acquisition rights except as set out in the articles of association of the Company. Other than set forth in this Agreement, there are no outstanding subscriptions, options, warrants or rights to acquire the Class A Share.

6.3 Absence of Violations. The execution and delivery of and the performance by Hamburg Trust of its obligations under this Agreement
            (i) is within Hamburg Trust's

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            corporate powers,  (ii) will not result in a breach of any provision
            of  its  articles  of  association   or  equivalent   constitutional
            document, (iii) will not result in a breach of, or constitute a default under, any instrument to which Hamburg Trust is a party or by which Hamburg Trust is bound and which is material in the context of the transactions contemplated by this Agreement, (iv) does not require any approval by any governmental authority and (v) does not result in a breach of any law, statute, regulation, directive (including such of the European Union), ordinance, administrative regulation, order, judgment, decision, notice, decree, permits, awards or other legal norms of any court or governmental agency or any other public body or arbitration tribunal or institution ("Regulations") by which Hamburg Trust is bound and which is material in the context of the transactions contemplated by this Agreement.

6.4 Prof. Dr. Schulte's Confirmation. All statements contained in the confirmation by Prof. Dr. Schulte attached hereto as Exhibit 6.4 are correct.

7.          Remedies for Breach of Guarantees

7.1 Breaches. In the event that any of the statements made in Section 6 is incorrect (a "Breach"), Hamburg Trust shall pay to Bucyrus the amount of any Losses which Bucyrus has incurred or suffered as a result of the Breach (Wertersatz). "Loss" or "Losses" are all damages according to Section 249 BGB, excluding, however, consequential or indirect damages (Folgeschaden, mittelbare Schaden), loss of profits (entgangener Gewinn), income taxes payable as a result of any indemnity payment or other compensation, frustrated expenses (vergebliche Aufwendungen) within the meaning of
            Section 284 BGB, internal administration and overhead costs. Any losses shall be computed net of any direct present or future advantages and benefits (including avoided losses, tax benefits and savings directly related to the relevant matter).

7.2 Notification, Investigation and Cooperation. Bucyrus shall notify Hamburg Trust in writing of any Breach without undue delay (ohne schuldhaftes Zogern) if it reasonably believes that a Breach exists or discovers such Breach, stating in reasonable detail the nature thereof and the estimated amount involved (the "Claim Notice").

7.3 Limitation Period. All Claims shall be time-barred (verjahren) after the lapse of three years from the Forward Purchase Closing Date.

7.4 Suspension of Limitation. The limitation period for each individual Claim shall only be suspended (gehemmt) in accordance with Section 209 BGB by a timely notification of Hamburg Trust for such individual claim pursuant to Section 7.2, provided that Bucyrus initiates a court proceeding within three months after receipt of the notification by Hamburg Trust. Section 203 BGB shall not apply.

7.5 No further Rights or other Guarantees. The Parties agree that the rights and remedies which Bucyrus may have against Hamburg Trust for a Breach or any other breach of any obligation under this Agreement shall be exclusively governed by this Agreement. Except for claims for specific performance (primare Erfullungspflichten),

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            all  rights,  claims  and  remedies  of any legal  nature  which the
            Parties may otherwise have against each other in connection with this Agreement or the transaction contemplated by this Agreement shall be excluded to the extent such exclusion is possible under applicable mandatory laws. This shall in particular apply to any right to withdraw (zurucktreten) from, or otherwise terminate, this
            Agreement  or  to  require  the  winding  up  of  the   transactions
            contemplated   by  this   Agreement,   any   claims  for  breach  of
            pre-contractual obligations (culpa in contrahendo) including claims under Sections 241 para. (2), 311 para. (2) and para (3) BGB, any
            claims    for    breach   of    contract    (Schadensersatz    wegen
            Pflichtverletzung) including claims under Sections 280, 282 BGB, any
            claims   based   on   frustration    of   contract    (Storung   der
            Geschaftsgrundlage) including claims under Section 313 BGB, any claims of Bucyrus for defects of the Shares or the business of the Company under Sections 437 to 441 BGB, and any claims under tort including claims under Sections 823 et seq. BGB, except for claims for willful deceit (arglistige Tauschung) or other intentional breaches of contract (vorsatzliche Vertragsverletzungen).

8.          Bucyrus' Guarantees

8.1 Bucyrus' Representations. Bucyrus hereby guarantees (garantiert) by way of an independent guarantee (verschuldensunabhangiges Garantieversprechen) pursuant to Section 311 para. (1) BGB that the following statements are true and correct on the Forward Purchase Closing Date.

8.1.1 Status of Bucyrus. Bucyrus is a duly incorporated and validly existing limited liability Company (GmbH) under the laws of Germany with its registered seat in Dusseldorf and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Dusseldorf under registration number HRB 55309. Bucyrus has the power to own its respective assets and to carry on its respective business. No insolvency or similar proceedings have been, or to Bucyrus's best knowledge been threatened to be, applied for or opened over the assets of Bucyrus or denied due to lack of sufficient assets. Bucyrus is neither illiquid (zahlungsunfahig) nor over-indebted (uberschuldet). This Agreement constitutes legal, valid and binding obligations of Bucyrus enforceable in accordance with its terms.

8.1.2 Absence of Violations. The execution and delivery of and the performance by Bucyrus of its obligations under this Agreement (i) is within Bucyrus's corporate powers, (ii) will not result in a breach of any provision of its articles of association or equivalent constitutional document, (iii) will not result in a breach of, or constitute a default under, any instrument to which Bucyrus is a party or by which Bucyrus is bound and which is material in the context of the transactions contemplated by this Agreement, (iv) does not require any approval by any governmental authority and (v) does not result in a breach of any Regulation by which Bucyrus is bound and which is material in the context of the transactions contemplated by this Agreement.

8.2 Remedies. In the event of any breach or non-fulfilment of any guarantee set forth in Sections 8.1.1 and 8.1.2 Bucyrus shall pay to Hamburg Trust the amount of all Losses which Hamburg Trust has incurred or suffered as a result of the breach or non-fulfilment of the guarantee by Bucyrus.

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9.          Termination

9.1 This Agreement shall become null and void (save for Section 9.2 below) in the event that the Closing under the SPA will not occur and either of the parties thereto has rightfully withdrawn from the SPA or the SPA has been terminated (the "Termination Event").

9.2 In case a Termination Event occurs Bucyrus shall have the right to sell and transfer the Class B Share to Hamburg Trust simultaneously (Zug-um-Zug) against payment of a purchase price in the amount of the nominal value of the Class A Share. The costs and expenses for the notarization of such transfer shall be borne equally by RCI and Bucyrus.

10.         Confidentiality and Public Announcements

10.1 Confidentiality in relation to the Company. The Parties shall keep the knowledge about the Company and its Affiliates and their business operations strictly confidential.

10.2 Confidentiality in relation to this Agreement and the Parties. The Parties shall keep the knowledge obtained in connection with the negotiations and execution of this Agreement with respect to this Agreement, the transactions contemplated herein, the other Parties, the Company and their Affiliates as well as information and knowledge on or related to the SPA strictly confidential.

10.3 Announcements. Each of the Parties undertakes that it will not make an announcement in connection with this Agreement unless (i) such announcement or other disclosure is required by applicable law, legal process or any applicable stock exchange (NASDAQ) rule or regulation, or (ii) the timing and content of an announcement or other disclosure regarding any aspect of the transactions contemplated herein has been preceded by the written consent of the other Party (which may be granted or withheld in its reasonable discretion).

11.         Agents; Notices

            All notices and other communications hereunder shall be made in writing in the English language and shall be hand delivered or sent by telefax, mail or courier (unless other delivery requirements are explicitly required) to the following addresses:

            If to Hamburg Trust, to:

            HMS Hamburg Trust GmbH
            Lornsenstra(beta)e 6
            22767 Hamburg
            Telefax-No.: +49 - 40 - 60628 - 111

                  with a copy to:

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                                       13


                  Buse Heberer Fromm
                  Attn: Mr. Frank Moerchen
                  Am Sandtorkai 68
                  20457 Hamburg
                  Telefax-No.: +49 - 40 - 8788698 - 40

            If to RCI, to:

            RAG Coal International AG
            Rechtsabteilung
            Attn. Dr. Thomas Altenbach
            Rellinghauser Stra(beta)e 1 - 11
            45128 Essen
            Germany
            Telefax-No.: +49 - 201 - 177 4039

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Attn: Dr. Bernd Mayer
                  Karl-Scharnagl-Ring 7
                  80539 Munich
                  Germany
                  Telefax-No. +49 - 89 - 24 44 95 300

            If to Bucyrus, to:

            Bucyrus Holdings GmbH
            c/o Freshfields Bruckhaus Deringer
            Attn. Dr. Anselm Raddatz / Dr. Wolfram Rhein
            Feldmuhleplatz 1
            40545 Dusseldorf
            Germany
            Telefax-No.: +49 - 211 - 4979 103

            or to such other recipients or addresses which may be notified by any Party to the other Parties in the future in writing.

12.         Costs and Expenses

            Except as expressly otherwise provided herein, all transfer taxes (including real estate transfer taxes), stamp duties, fees (including notarial fees), registration duties or other charges in connection with any regulatory requirements (including merger control proceedings) and other charges and costs payable in connection with the execution of

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                                       14


            this Agreement and the implementation of the transactions contemplated hereby shall be borne equally by RCI and Bucyrus. Except as expressly otherwise provided herein, each Party shall pay its own expenses, including the costs of its advisors, incurred in connection with this Agreement.

13.         Miscellaneous

13.1 Exhibits. All Exhibits to this Agreement constitute a part of this Agreement. In the case of a conflict between any Exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

13.2 Entire Agreement. This Agreement and the Exhibits shall comprise the entire agreement between the Parties concerning the subject matter hereof and shall supersede and replace all prior oral and written declarations of intention made by the Parties in respect thereof.

13.3 Amendments. Any amendments to this Agreement (including amendments to this clause) shall be valid only if made in writing, unless mandatory law provides for stricter form requirements.

13.4 Interpretation. The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement. Except as set forth otherwise, all references to "Section" refer to the corresponding Section of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word "including" shall not limit the preceding words or terms. Where this Agreement provides that a Party shall procure a certain action or situation, such Party shall be strictly liable, without regard to negligence or other fault, for any Losses of the other Party resulting from the fact that such action or situation is not brought about as agreed (verschuldensunabhangige Erfolgshaftung). Wherever this Agreement requires the disclosure of or otherwise refers to a contract or other agreement, such disclosure requirement or other reference shall apply to and include all ancillary agreements, amendments, side letters, waivers and similar documents, if any, related thereto.

13.5 Reference to German Legal Terms. Any reference made in this Agreement to any types of companies or participations, proceedings, authorities or other bodies, rights, institutions, Regulations or legal relationships (herein collectively referred to as the "Legal Terms") under German law shall extend to any corresponding or identical Legal Terms under foreign law to the extent that relevant facts and circumstances must be assessed under such foreign law. Where no corresponding or identical Legal Terms under foreign law exist, such Legal Terms shall be introduced as come closest to the Legal Terms under German law.

13.6 German Terms. If provisions in this Agreement include English terms with respect to which German terms have been inserted in brackets and / or italics immediately after the English term, the respective German terms alone rather than the English terms shall be authoritative for the interpretation of the respective provisions.

13.7        Assignment.

13.7.1 Except as expressly set forth in this Agreement, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party. Hamburg Trust hereby consents to the assignment of any claims of Bucyrus under this Agreement to any banks or other lenders as collateral for any debt incurred by Bucyrus or any Affiliate of Bucyrus in connection with the financing of the Purchase Price or any obligations of Bucyrus under this Agreement.

13.7.2 Neither this Agreement nor any provision contained in this Agreement is intended to confer any rights or remedies upon any person or entity other than the Parties.

13.8 Set-off and Retention. Except as otherwise agreed between the Parties, no Party shall be entitled to set off (aufrechnen) or net (verrechnen) against any claims of any other Party under or in connection with this Agreement or to exercise any right of retention (Zuruckbehaltungsrecht).

13.9 Governing Law. This Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws and under exclusion of the United Nations Convention on Contracts for the International Sale of Goods (CISG).

13.10 Jurisdiction. The regional court (Landgericht) in Essen shall have the exclusive jurisdiction for any disputes.

13.11 Partial Invalidity. In the case that one or more provisions of this Agreement shall be invalid or unenforceable, this shall not affect the validity and enforceability of the other provisions of this Agreement. In such case the Parties agree to recognize and give effect to such valid and enforceable provision or provisions which reflect as closely as possible the commercial intention of such invalid or unenforceable provisions as regards subject matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

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                                       16


                                       HMS HAMBURG TRUST GMGH


                                       By:   /s/ Dr. Wolfram Rhein
                                           --------------------------------
                                             Dr. Wolfram Rhein,
                                             Attorney-in-Fact


                                       BUCYRUS HOLDINGS GMBH


                                       By:   /s/ Dr. Anselm Raddatz
                                           -------------------------------
                                             Dr. Anselm Raddatz,
                                             Attorney-in-Fact


                                       RAG COAL INTERNATIONAL AKTIENGESELLSCHAFT


                                       By:   /s/ Dr. Thomas Altenbach
                                           -------------------------------
                                             Dr. Thomas Altenbach,
                                             Attorney-in-Fact